EXHIBIT 4(E)


                             STATEMENT OF RESOLUTION
                                  ESTABLISHING
                           SERIES   PREFERENCE STOCK
                                       OF
                                    TXU CORP.

To the Secretary of State
     of the State of Texas

          Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating the Series Preference Stock, par value $25 per share, and fixing and determining the relative rights and preferences thereof:

     1.   The name of the corporation is TXU Corp. (the "Company").

     2. The following resolution, establishing and designating the Series Preference Stock, par value $25 per share, and fixing and determining the relative rights and preferences thereof, was duly adopted by the Executive
Committee of the Board of Directors of the Company on        ,    , and was
thereby duly adopted by all necessary action on the part of the Company:

          RESOLVED that      shares of the authorized stock classified as Serial
          Preference Stock as provided in Division A of Article VI of the Restated Articles of Incorporation of the Company, shall constitute the series of Serial Preference Stock, par value $25 per share, and is designated as Series Preference Stock, which series shall have, in addition to the general terms and characteristics of all the authorized shares of Serial Preference Stock of the Company, the following distinctive terms and characteristics:

          (a) The Series Preference Stock shall have an annual dividend rate of
                dollars and     cents ($     ) per share. Dividends shall be
          cumulative and shall be payable quarterly on the first day of        ,
                 ,       ,         and       in each year.

          Dividends shall accrue on each outstanding share of the Series Preference Stock or fraction thereof from the date of original issue of such share or fraction thereof, unless such date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders entitled to receive a quarterly dividend and before the Quarterly Dividend Payment Date therefor, in either of which events such dividends shall accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of the Series Preference Stock or fraction thereof in an amount less than the total amount of such dividends at the time accrued and payable on such shares or fraction thereof shall be allocated pro rata on a share-by-share basis among all such shares or fraction thereof at the time outstanding. The Board


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          of Directors may fix a record date for the determination of holders of shares of the Series Preference Stock entitled to receive payment of a dividend or distribution declared thereon.

          (b) The fixed redemption price on the shares of such series is $ per
          share if redeemed on or prior to     ; and on and after that date, the
          fixed redemption price on the shares of such series shall be $25 per share plus unpaid and accumulated dividends, if any, to the date of redemption.

          (c) The amount payable upon shares of the Series    Preference Stock,
          in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company shall be $25 per share plus an amount equal to unpaid and accumulated dividends, if any, to the date of such involuntary dissolution, liquidation or winding up.

          (e) There is no sinking fund for the redemption or purchase of shares of the Series Preference Stock.


                                        TXU CORP.


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                                        By:
                                        Title:
Dated:
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